AMENDMENT NUMBER 1 TO THE
SECOND AMENDED AND RESTATED
UNIT CORPORATION STOCK AND INCENTIVE COMPENSATION PLAN

1.
Introduction. On March 11, 2015, the Board of Directors of Unit Corporation (the “Company”) adopted, and on May 6, 2015, the stockholders of the Company approved, the Second Amended and Restated Unit Corporation Stock and Incentive Compensation Plan (the “Plan”). The Plan permits the granting of awards, including stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, cash-based awards and other stock-based awards, to employees (including officers) and non-employee directors of the Company or its subsidiaries.

Under the terms of the Plan, a total of 4,500,000 shares of common stock of Unit Corporation (the “Company”) are reserved for issuance by awards granted under the Plan (subject to adjustment in the event of certain corporate transactions such as a stock split).

2.
Purpose. The primary purpose of this Amendment is to increase the total number of shares of common stock of the Company available for issuance by awards granted under the Plan from 4,500,000 shares to 7,000,000 shares, which will enable the Company to continue to grant awards under the Plan to attract and retain employees of the Company and its subsidiaries. This Amendment also removes the limitation that tax withholdings be at minimum statutory tax rates, which will enable the Company to take advantage of recent changes to accounting standards allowing withholding of stock for tax purposes on settlement of stock-based awards at up to the maximum individual statutory tax rate without triggering adverse accounting consequences that were previously triggered if withholdings exceeded minimum statutory rates.

3.	Amendment. The Plan shall be amended as follows:

a.
In the first sentence of the first paragraph of Section 4.1 of the Plan, the number “Four Million Five Hundred Thousand (4,500,000)” is deleted and the number “Seven Million (7,000,000)” is substituted therefor.

b.	The first sentence in the only paragraph of Article 16 of the Plan is amended and restated in its entirety to read as follows:

“The Company or any Affiliate shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company or any Affiliate, the minimum amount sufficient to satisfy federal, state, and local taxes, domestic or foreign (including the Participant’s FICA obligation), required by law or regulation to be withheld with respect to any taxable event arising or as a result of this Plan (or such other amount that will not cause adverse accounting consequences for the Company and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or other applicable governmental entity).”

4.	No Other Change. Except as specifically set forth in Paragraph 3 above, this Amendment does not change the terms of the Plan.

5.	Effective Date. This Amendment shall take effect and be adopted on the date that the stockholders of the Company approve this Amendment.

Executed as of the 10th day of March, 2017.

ATTEST:	UNIT CORPORATION

/s/ Mark E. Schell	/s/ Larry D. Pinkston
Mark E. Schell	Larry D. Pinkston
Secretary	President and Chief Executive Officer